Exhibit 99.1

                            Explanation of Responses:

     (1) Building Products, LLC is the direct record owner of 17,305,103 shares of Builders FirstSource, Inc. Common Stock ("Common Stock"). By virtue of its position as a member of Building Products, LLC and pursuant to the Amended and Restated Limited Liability Company Agreement of Building Products, LLC, Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership ("WP IX"), may be deemed to be the beneficial owner of 8,652,551.5 shares of Common Stock. The sole general partner of WP IX is Warburg Pincus IX LLC, a New York limited liability company ("WP IX LLC"); Warburg Pincus Partners LLC, a New York limited liability company ("WPP LLC"), is the sole member of WP IX LLC; Warburg Pincus & Co., a New York general partnership ("WP"), is the managing member of WPP LLC; Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WP IX; and Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of the securities reported as beneficially owned by WP IX. Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of Common Stock except to the extent of any indirect pecuniary interest therein.